Contacts: Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Delivers “HA Your Way™”
with Unique iSeries High Availability Offering

Package Provides Comprehensive Data Protection with Low Total Cost of Ownership for
Small-to-mid Sized Customers

IBM PARTNERWORLD, LAS VEGAS, NV– (March 1st, 2004)– DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, today announced its “HA Your Way™” promotion which includes two DataMirror iCluster™ licenses, implementation, maintenance, training and support for $40,000 USD. Valid through April 30th, 2004, this special promotion delivers a cost-effective, end-to-end solution for small-to-mid sized IBM iSeries-based businesses.

“The purpose of our “HA Your Way” program is to open up a leading, top quality iSeries high availability solution to smaller companies,” says Nigel Stokes, CEO, DataMirror. “We understand that affordability has been an issue for many customers. No customer wants to compromise the quality and completeness of their high availability solution. High Availability is a mission-critical application, and long-term vendor relationship and viability is important. Our “HA Your Way” program lets customers get an industry-leading high availability solution with installation, training and maintenance at a price they can afford. Just because your business is small doesn’t mean you have to settle for less.”

“HA Your Way” applies to iCluster software licenses for qualifying IBM iSeries eServer Models with 1500 CPW or less. “HA Your Way” provides organizations with the flexibility of selecting high availability features that best suit their needs. For additional costs, companies can request greater than 1500 CPW, as well as add features to extend the functionality of the iCluster solution, including IFS, MQ, and Switching. This promotion is also available through DataMirror’s Channel Partners. Prices may vary based on local currency.

For more information on this limited-time promotion, contact a DataMirror representative at
905-415-0310 (toll free 1-800-362-5955), or e-mail sales@datamirror.com.

About DataMirror iCluster
DataMirror iCluster is a single integrated solution for highly available and resilient business operations in iSeries environments. iCluster can detect primary system failure and invoke operational switching for continuous availability and 100% cluster-enabled resiliency. The solution captures iSeries objects and database transactions from primary systems and mirrors them in real-time to one or more recovery iSeries systems. iCluster also provides high availability support for both EMC Symmetrix® and IBM Enterprise Storage Server™ (ESS) systems. iCluster has received both IBM ServerProven® and ClusterProven™ status.

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™solutions helps customers easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™by providing the live, secure data access, integration and availability companies require today across all computers in their business.

Over 1,800 companies have gone live with DataMirror software including Debenhams, FedEx Ground, First American Bank, GMAC Commercial Mortgage, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, iCluster, and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.